Exhibit 99.2

CONSENT TO BE NAMED AS DIRECTOR

In connection with the Registration Statement on Form F-1 (including any and all amendments, including post-effective amendments, or supplements thereto, the “Registration Statement”) of XJet Ltd. (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement filed with the U.S. Securities and Exchange Commission as a person to become a director of the Company, with such appointment to become effective as of immediately prior to, and contingent upon, the closing of the offering described in the Registration Statement, and to the filing or attachment of this Consent with such Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 23, day of April, 2023.

/s/ Gil Vassoly
Gil Vassoly